AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

May 1, 2025

To the Directors of

MoA Funds Corporation

320 Park Avenue

New York, NY 10022

Re: Expense Limitation Agreement

Directors:

The Agreements to Reimburse Operating Expenses, originally made and entered into as of May 1, 2020 for the MoA Catholic Values Index Fund; as of January 1, 2018 for the MoA Small Cap Equity Index Fund; and as of November 12, 2015 for each of the MoA Conservative Allocation Fund, MoA Moderate Allocation Fund, and MoA Aggressive Allocation Fund (collectively, the “MoA Allocation Funds”), and each of the MoA Retirement Income Fund, MoA Clear Passage 2015 Fund, MoA Clear Passage 2020 Fund, MoA Clear Passage 2025 Fund, MoA Clear Passage 2030 Fund, MoA Clear Passage 2035 Fund, MoA Clear Passage 2040 Fund, MoA Clear Passage 2045 Fund, MoA Clear Passage 2050 Fund, MoA Clear Passage 2055 Fund, MoA Clear Passage 2060 Fund, MoA Clear Passage 2065 Fund, and MoA Clear Passage 2070 Fund (collectively, the “MoA Clear Passage Funds”, formerly, the “Retirement Funds”), by Mutual of America Capital Management LLC, a Delaware limited liability company (the “Adviser”), and accepted and agreed to by MoA Funds Corporation (formerly named Mutual of America Investment Corporation), a Maryland corporation, on behalf of each of the undersigned MoA Funds (each a “Fund”) are hereby amended and restated as of the date set forth above.

1. The Adviser hereby agrees to waive its investment advisory fee and/or reimburse other ordinary operating expenses of the Funds to the extent necessary to limit the ordinary operating expenses to an amount not to exceed the following annual rates (based on each such Fund’s average daily net assets):

MoA Catholic Values Index Fund	0.08%
MoA Small Cap Equity Index Fund	0.08%
MoA Clear Passage 2070 Fund	0.08%

2. For the purposes of this agreement, “ordinary operating expenses” excludes shareholder services fees, taxes, commissions, mark-ups, litigation expenses, indemnification expenses, interest expenses, acquired fund fees and expenses, any investment-related expenses, and any extraordinary expenses. For avoidance of doubt, “ordinary operating expenses” does not include the Adviser’s investment advisory fee.

3. The effective date of this Agreement shall be May 1, 2025 and shall continue in effect for each succeeding 12-month period, unless modified or terminated in accordance with the provision below.

4. To the extent that the Adviser waives its investment advisory fee and/or reimburses ordinary operating expenses of a Fund to satisfy the limitations set forth in this agreement, the Adviser may seek reimbursement from that Fund of a portion or all of such amounts at any time within three fiscal years after the fiscal year in which such amounts were waived or reimbursed, subject to these expense limitations.

5. Prior to the expiration of this agreement, as provided for in paragraph one above, the expense limitation arrangements set forth above for the Funds may be terminated by (i) the Board of Directors of MoA Funds Corporation at any time, or (ii) the Adviser upon written notice to MoA Funds Corporation delivered prior to May 1 of a given year, in which case the agreement will terminate as of the May 1 next following delivery of written notice.

Very truly yours, Mutual of America Capital Management LLC

/s/ Joseph R. Gaffoglio
Name: Joseph R. Gaffoglio
Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO ON BEHALF OF:

MoA Catholic Values Index Fund

MoA Small Cap Equity Index Fund

MoA Conservative Allocation Fund

MoA Moderate Allocation Fund

MoA Aggressive Allocation Fund

MoA Retirement Income Fund

MoA 2020 Clear Passage Fund

MoA 2025 Clear Passage Fund

MoA 2030 Clear Passage Fund

MoA Funds Corporation

MoA 2035 Clear Passage Fund

MoA 2040 Clear Passage Fund

MoA 2045 Clear Passage Fund

MoA 2050 Clear Passage Fund

MoA 2055 Clear Passage Fund

MoA 2060 Clear Passage Fund

MoA 2065 Clear Passage Fund

MoA 2070 Clear Passage Fund

By:	R. Jeffrey Young
Name: R. Jeffrey Young
Title: President and Chief Financial Officer